NEWS RELEASE

DRESS BARN, INC. REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

-- 4Q ‘06 Comparable Sales Increase 7% --
-- 4Q ‘06 Earnings Per Share $0.35 --
-- Fiscal ’06 Comparable Sales Increase 8% --
-- Fiscal ’06 Earnings Increase To $79 Million Or $1.15 Per Share --
-- Reaffirms Fiscal ’07 Earnings Per Share Guidance --

SUFFERN, NY - SEPTEMBER 26, 2006 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for the fourth quarter and fiscal year ended July 29, 2006.

Fourth Quarter Results

Net sales for the thirteen-week period ended July 29, 2006 increased 12% to a record level of $343.3 million compared to last year’s $307.1 million. Comparable store sales for the fiscal fourth quarter increased 7%, driven by a 12% increase for the Company’s dressbarn stores, and offset by a 3% decrease for the Company’s maurices stores.

Net earnings for the fiscal fourth quarter ended July 29, 2006 were $24.4 million, or $0.35 per diluted share. While this is less than the prior year’s reported $33.6 million, or $0.54 per diluted share, the year-ago quarter’s results include the favorable pre-tax impact of $37.7 million, or $0.32 per diluted share, primarily related to a litigation reserve reversal. Excluding this impact, last year’s earnings per diluted share would have been $0.22; this year’s earnings per diluted share of $0.35 represents a 59% increase versus last year.

2006 Fiscal Year Results

Net sales for the fiscal year ended July 29, 2006 increased to a record level of $1.3 billion, a 30% increase over the previous fiscal year’s level of approximately $1.0 billion. Comparable store sales increased 8% for this period, driven primarily by a 10% increase for dressbarn, while maurices increased 5%. The current full year financial results were also driven by the inclusion of a full year sales contribution from maurices compared to seven months in the prior year.

Net earnings for the fiscal year ended July 29, 2006 increased to a record level of $79.0 million, or $1.15 per diluted share. This compares to a reported $52.6 million, or $0.86 per diluted share in the prior year. Once again, primarily excluding the litigation reserve reversal discussed above, earnings per diluted share increased 95% to $1.15 per diluted share versus earnings per diluted share of $0.59 for the prior fiscal year.

David R. Jaffe, President and Chief Executive Officer of Dress Barn, Inc. commented, “We are pleased to have finished the year with a strong quarter. Our dressbarn concept continued to hit the mark and ended the quarter with a lean, focused assortment and very little exposure to clearance. In addition to ensuring strong margins, this reinforces our brand position and competitive stance. At the same time, our current sales trend in maurices, particularly in our bottoms business has improved nicely. We expect a successful conclusion to the back-to-school selling season and are excited about our prospects for the holiday season.”

Mr. Jaffe continued, “Fiscal 2006 was an exceptional year for our Company. Importantly, we are pleased with the very successful integration of maurices and it is now well positioned for store growth. maurices provides us with both significant diversification and a second growth vehicle. Additionally, we continued to execute our dressbarn operations at a very high level. We have improved our merchandise, reinforced our brand position, and continued to make gains in both sales and in productivity. We are proud to have driven significant shareholder value with the powerful combination of these two initiatives.”

Reaffirms Fiscal July, 2007 Earnings Guidance

For the fiscal year ending July 28, 2007, the Company reaffirms its previously estimated earnings per diluted share guidance in the range of $1.25 to $1.30, which represents a 9% to 13% increase over actual per diluted share earnings of $1.15 for fiscal 2006. This estimate is based upon certain key assumptions previously announced.

Conference Call Information

The Company will conduct a conference call today, September 26, 2006 at 4:30 p.m. Eastern Time to review its fiscal year end and fourth quarter financial results. Parties interested in participating in the conference call may dial-in at (617) 614-3450, the passcode is 52094398. The conference call will also be simultaneously broadcast at www.dressbarn.com. A recording of the conference call will be available until October 10, 2006 by dialing (617) 801-6888, the passcode is 64292012.

About Dress Barn, Inc.
Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of August 26, 2006, the Company operated 799 dressbarn stores in 45 states and 548 maurices stores in 40 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements
Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 30, 2005 and Form 10-Q for the quarter ended April 29, 2006.
The conference call will be recorded on behalf of Dress Barn, Inc. and consists of copyrighted material. It may not be re-recorded, re-produced, transmitted or re-broadcast, in whole or in part, without the Company’s express written permission. Accessing the call or the rebroadcast represents consent to these terms and conditions. Participation in the call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings - Unaudited
Dollars in thousands except per share amounts

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	July 29,		July 30,		July 29,		July 30,
	2006		2005		2006		2005

Net sales	$343,305	100.0%	$307,052	100.0%	$1,300,277	100.0%	$1,000,264	100.0%
Cost of sales, including
occupancy and buying costs	199,911	58.2%	187,722	61.1%	773,631	59.5%	621,656	62.1%
Gross profit	143,394	41.8%	119,330	38.9%	526,646	40.5%	378,608	37.9%
Selling, general and
administrative expenses	94,417	27.5%	86,414	28.1%	353,031	27.2%	286,751	28.7%
Depreciation expense	10,827	3.2%	10,549	3.4%	41,679	3.2%	34,457	3.4%
Litigation charge	-	0.0%	(37,726)	(12.3%)	-	0.0%	(35,329)	(3.5%)
Operating income	38,150	11.1%	60,093	19.6%	131,936	10.1%	92,729	9.3%

Interest income	1,228	0.4%	585	0.2%	2,656	0.2%	1,735	0.2%
Interest expense	(1,206)	(0.4%)	(5,527)	(1.8%)	(5,364)	(0.4%)	(10,230)	(1.0%)
Other income	382	0.1%	382	0.1%	1,526	0.1%	1,526	0.2%
Earnings before income taxes	38,554	11.2%	55,533	18.1%	130,754	10.1%	85,760	8.6%
Income taxes	14,111	4.1%	21,952	7.1%	51,800	4.0%	33,200	3.3%
Net earnings	$24,443	7.1%	$33,581	10.9%	$78,954	6.1%	$52,560	5.3%
Earnings per share:
Basic:	$0.40		$0.56		$1.29		$0.88
Diluted:	$0.35		$0.54		$1.15		$0.86
Average shares outstanding:
Basic:	61,653		60,054		61,216		59,570
Diluted:	70,454		62,047		68,728		61,158

Note: All prior period share and per share amounts have been adjusted to reflect a two-for-one split of the Company’s common stock effective April 3, 2006 that was in the form of a 100 percent stock dividend.

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
Dollars in thousands

	July 29,	July 30,
ASSETS	2006	2005
Current Assets:
Cash, cash equivalents, and marketable securities	$153,743	$42,619
Merchandise inventories	170,487	167,643
Deferred taxes	6,459	-
Prepaid expenses and other	19,547	12,923
Total Current Assets	350,236	223,185
Property and equipment, net	238,065	232,698
Intangible Assets, net	110,199	111,243
Goodwill	132,566	132,566
Other Assets	16,667	16,553
TOTAL ASSETS	$847,733	$716,245

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable-trade	$121,198	$107,702
Accrued salaries, wages and related expenses	43,911	35,209
Other accrued expenses	38,557	35,237
Customer credits	16,260	12,849
Income taxes payable	11,453	92
Deferred tax liability	-	3,612
Current portion of long-term debt	1,148	1,089
Total Current Liabilities	232,527	195,790
Long-Term Debt	144,751	155,900
Deferred Rent and Other	51,231	44,194
Deferred Tax Liability	10,077	7,233

Shareholders' Equity	409,147	313,128
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$847,733	$716,245